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                                   EXHIBIT 4.7

                            FORM OF LETTER TO BROKERS

                        5,943,360 SHARES OF COMMON STOCK
                    OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
                      SHAREHOLDERS OF EXCO RESOURCES, INC.

To:      Securities Dealers, Commercial Banks,
         Trust Companies and Other Nominees:


         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by EXCO Resources, Inc. ("EXCO") of an aggregate of approximately 5,943,360 shares of Common Stock, par value $.02 per share ("Common Stock"), of EXCO, at a subscription price of $____ per share of Common Stock (the "Subscription Price"), pursuant to the exercise of transferable rights (the "Rights") initially distributed to all holders of record of shares of EXCO's Common Stock, as of the close of business on June __, 1998 (the "Record Date"). Each Right also carries the right to "oversubscribe" at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights. The Rights are described in the enclosed Prospectus and evidenced by a Subscription Certificate registered in your name or the name of your nominee.


         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to ten Rights for each share of Common Stock owned by such beneficial owner.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

         Enclosed are copies of the following documents:

         1.       The Prospectus;
         2.       A Letter from EXCO to shareholders;
         3.       A Letter from brokers to clients;
         4 A form of Notice of Guaranteed Delivery for Subscription Certificates issued by EXCO Resources, Inc.;
         5. A return envelope addressed to Continental Stock Transfer, as Subscription Agent;
         6.       A DTC Participation Oversubscription Exercise Form; and
         7.       A Nominee Holder Certification

         Your prompt action is requested. The Rights will expire at 5:00 P.M., Dallas time, on ________, 1998, unless extended by EXCO (as it may be extended, the "Expiration Date").

         To exercise Rights, properly completed and executed Subscription Certificates and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.

         Additional copies of the enclosed materials may be obtained from EXCO Resources, Inc. at 5735 Pineland Drive, Suite 235, Dallas, Texas 75231 and at
(214) 368-2084.

                                                           Very truly yours,


                                                           EXCO RESOURCES, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EXCO RESOURCES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.